Exhibit 99.1

Investor Contact:	Media Contact:
John M. Doyle Chief Financial Officer 615) 844-2747	Michele M. Peden VP, Corporate Communications (615) 467-1255

IASIS HEALTHCARE ANNOUNCES END
TO SIX-YEAR QUI TAM LAWSUIT

Sanctions Motion Still Pending Against Relator’s Counsel

FRANKLIN, Tennessee (December 7, 2011) — IASIS Healthcare® LLC (“IASIS”) today announced that it has successfully brought an end to the six-year qui tam lawsuit brought by former employee, Jerre H. Frazier.

Frazier initially filed his complaint under the qui tam provisions of the federal civil False Claims Act in 2005. In April 2008, U.S. District Judge James A. Teilborg in Phoenix, Arizona, dismissed Frazier’s complaint with prejudice, ruling that he had failed to state a claim under the False Claims Act. On appeal to the U.S. Court of Appeals for the Ninth Circuit in 2010, the appellate court agreed with Judge Teilborg that Frazier had failed to state a claim, but ruled that Frazier could have one more chance to attempt to plead a viable case against IASIS. Frazier filed a new complaint, and, once again, his complaint was ruled to not plead actionable claims against IASIS. On June 1, 2011, Chief U.S. District Judge Robert Clive Jones of the District of Nevada – sitting by designation in Phoenix – dismissed Frazier’s third complaint with prejudice. Frazier appealed, and his notice of appeal has been pending in the Ninth Circuit.

On November 30, 2011, the federal district court in Phoenix, Arizona, heard oral argument on the sanctions motion filed by IASIS alleging that relator Frazier and his qui tam counsel have engaged in professional misconduct in this case. On the eve of this sanctions hearing, Frazier agreed to bring an end to his role as relator and to voluntarily withdraw his appeal of the already dismissed lawsuit. Late last week, the U.S. Department of Justice informed IASIS that it does not oppose Frazier’s withdrawal of the appeal.

Today, Frazier’s counsel filed with the U.S. Court of Appeals for the Ninth Circuit a motion to voluntarily dismiss the appeal of Chief Judge Jones’ dismissal of this case.

The settlement agreement, at no cost to IASIS, provided IASIS with all of the sanctions remedies it was seeking against Frazier except monetary sanctions, which Frazier had proved an inability to pay. At the sanctions hearing last week, the district court approved the settlement between IASIS and Frazier.

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IASIS Healthcare Announces End to Six-Year Qui Tam Lawsuit

December 7, 2011

The settlement left intact IASIS’ request for sanctions to be imposed against Washington, D.C.-based Phillips & Cohen and Frazier’s other qui tam counsel for their misconduct in this case related to the misappropriation and misuse of numerous documents belonging to IASIS that are subject to a claim of attorney-client privilege by IASIS. A ruling on the sanctions motion is expected to be issued in the next several weeks.

“I am pleased to finally report the end of this lawsuit,” stated IASIS President and CEO, Carl Whitmer. “This was unfortunate litigation that we’ve now demonstrated never should have been brought. While our defense of this lawsuit has been costly, the stress-testing endured by our company through this process certainly has made us stronger. We always were confident in our position, and it is extremely rewarding that Frank Coyle and our other legal advisers were able to achieve this just result.”

“Our entire legal team, including dedicated in-house counsel, Ropes & Gray, Bass Berry & Sims and Osborn Maledon, is to be credited for bringing this misguided proceeding to a decisive resolution,” said Frank Coyle, General Counsel of IASIS Healthcare. “While each of our outside law firms committed their best and brightest to this effort, I give distinctive high praise to Joan McPhee, Michael McGovern and Michael Fee of Ropes & Gray; Matt Curley of Bass Berry & Sims; and Larry Hammond of Osborn Maledon for the superior teamwork, intellectual rigor and subject matter expertise they brought to bear throughout this complex health regulatory proceeding. Their exemplary conduct and commitment to excellence are a credit to the legal profession, without which this favorable outcome would not have been accomplished today.”

Other than final resolution of the sanctions motion against Phillips & Cohen and Frazier’s other qui tam counsel, this brings an end to the Frazier qui tam litigation that has been pending against IASIS since March 2005.

IASIS, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services targeted to the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. IASIS owns or leases 18 acute care hospital facilities and one behavioral health hospital facility with a total of 4,365 licensed beds and has total annual net revenue of approximately $2.8 billion. These hospital facilities are located in seven regions: Salt Lake City, Utah; Phoenix, Arizona; Tampa-St. Petersburg, Florida; five cities in Texas, including Houston and San Antonio; Las Vegas, Nevada; West Monroe, Louisiana; and Woodland Park, Colorado. IASIS also owns and operates a Medicaid and Medicare managed health plan in Phoenix that serves more than 195,000 members.

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